Exhibit 10.3

English translation for information purposes only

Dynacure

French public limited company (société anonyme) with a share capital of EUR [-]

Registered office: Bioparc III, 850 boulevard Sébastien Brant – 67400 Illkirch Graffenstaden

817 666 217 R.C.S. Strasbourg

(the « Company »)

Ms. / Mr. [-]
[address]
[-], 20[-]

RE : ALLOCATION OF STOCK OPTIONS OF DYNACURE

Dear Sir,

We hereby inform you that the board of directors of the Company (the “Board of Directors”) has decided today to grant you [-] ([-]) stock options (options de souscription ou d’achat d’actions) issued by the Company (the “Stock Options”) (i) pursuant to the decisions of the general meeting of the shareholders dated [-], 20[-] which authorized the Company’s Board of Directors (the “Board of Directors”) to grant Stock Options and (ii) the decisions of the Board of Directors dated [-], 20[-], free of charge, under the terms and conditions set out in the document entitled “Stock option plan of Dynacure” adopted by the Board of Directors on [-], 20[-] and which is attached hereto as Appendix 1 (the “Plan”).

By countersigning this letter and returning a copy of the Plan duly initialed and signed by you further to the present letter, you accept to subscribe all of the Stock Options as they have been granted to you in accordance with the terms and conditions of the Plan, of which you confirm to be fully aware and which you accept without any reservation or condition.

Failing a response from you within ninety (90) calendar days of the present letter, you will be deemed to have refused the granting of the Options in your favor hereunder.

Yours faithfully.

The present letter is signed electronically via the encrypted and secured DocuSign platform (www.docusign.com),

on the signature date indicated in the electronic signature certificate, and in accordance with the provisions of

Articles 1366 and 1367 of the French Civil Code.

Dynacure
[-]

Ms. / Mr. [-][1]

[1]	Signature to be preceded by the mention « Bon pour acceptation de l’attribution de [-] ([-]) Stock Options » (For acceptance of the allocation of [-] ([-]) Stock Options)

English translation for information purposes only

Appendix 1

STOCK OPTIONS PLAN OF DYNACURE

Adopted by the Board of Directors on [-] 20[-]

English translation for information purposes only

1.	PURPOSE OF THE PLAN

By decisions of the shareholders (the “Shareholders”) of Dynacure (a public limited company (société anonyme), whose registered office is located at Bioparc III, 850 boulevard Sébastien Brant—67400 Illkirch Graffenstaden, registered in the Trade and Companies Register under number 817 666 217 R.C.S. Strasbourg (hereinafter the “Company”) on [-], 20[-], the Board of Directors was authorized, in accordance with the articles L.225-177 to L.225-186 of the French Commercial Code, to grant, in one or more times, within a maximum period of 38 months stock options to subscribe Ordinary Shares of the Company (the “Stock Options”) to employees and/or executive directors or corporate officers of the Company or other companies within the Group (the term “Group” refers to the Company and any company within the meaning of article L.225-180 I of the French Commercial Code).

Using the authorization and powers granted to it by the said decisions of the Shareholders dated [-], 20[-], the Board of Directors decided on [-], 20[-] to proceed with the issuance of [-] Stock Options, and to adopt this plan (the “Plan”), the provisions of which will govern the said Stock Options.

2.	DEFINITIONS

For the purposes of this Plan, the following terms and expressions are defined as follows and may be used in the singular or plural, masculine or feminine, depending on the context.

“Beneficiary ”	refers to [-].

“Board of Directors”	means the board of directors (conseil d’administration) of the Company.

“Conditions”	refers to the (cumulative) conditions referred to in Article 5.1 below.

“Contractual Undertaking”	refers to the Contractual Undertaking to be concluded between the Beneficiary and the Company.

“Date of Sale of the Company”	refers to the date on which the Company is sold.

“Exercise Price”	refers to EUR [-], subject to any future price adjustments provided in Article 5.3.

“Exercise Period”	has the meaning set forth in Article 4.

“Initial Public Offering” or “IPO”	refers to the admission of all or part of the Company’s shares to a regulated financial market in the European Union Area (such as Euronext) or the Nasdaq National Market or the New York Stock Exchange in the United States.

“Issuance”	refers to the decision taken by the Board of Directors to issue the Stock Options to the Beneficiary, i.e. [-], 20[-].

“Ordinary Shares”	refers to ordinary share(s) of the Company with a nominal value of ten cents (€0.10).

“Plan”	refers to this Stock Option plan.

“Presence Condition”	refers to the condition relating to the actual presence of the Beneficiary as an employee or a corporate officer or executive director of the Group.

“Stock Options”	refers to the [-] Stock Options that are the subject of the Issuance.
“Sale of the Company”	means the sale of all the shares comprising the share capital of the Company.

English translation for information purposes only

3.	TERMS AND CONDITIONS OF THE ISSUANCE

The Beneficiary of the Stock Options is appointed from among the employees and/or executive directors or corporate officers of the Group set forth in articles L. 225-177 to L.225-186 of the French Commercial Code.

The Board of Directors, within the framework of the above-mentioned authorization granted to it for this purpose by decisions of the Shareholders on [-], 20[-], has selected the Beneficiary.

The Stock Options shall be subscribed by the Beneficiary as from the Issuance and until the expiry of a period of ninety (90) calendar days following the Issuance (included), subject to the adherence by the Beneficiary to the amended and restated shareholders’ agreement in relation to the Company dated March 31, 2020 as amended on November 10, 2020 by way of the execution of a Contractual Undertaking (if such Beneficiary has not executed such contractual undertaking yet).

Subscription to the Stock Options is subject to the delivery by the Beneficiary of the Grant Notice duly countersigned. The subscription to the Stock Options shall be closed by anticipation upon all Stock Options to be issued being subscribed through the Grant Notice.

4.	MAIN CHARACTERISTICS OF THE STOCK OPTIONS

Each Stock Option entitles the Beneficiary to subscribe to one (1) Ordinary Share under the conditions defined in the present terms and conditions for an exercise price of EUR [-] (the “Exercise Price”), subject to any future price adjustments provided for in Article 5.3.

The Stock Options are issued in accordance with French regulations, as registered securities, and may not be transferred or assigned.

The Stock Options may not be transferred nor assigned by the Beneficiary, except with the prior approval of the Board of Directors.

This Plan has a duration of 10 years as from the Issuance, and will expire on [-], 20[-], midnight Paris time (the “Exercise Period”).

Neither the issuance nor the allocation or the exercise of the Stock Options and the subscription to the Ordinary Shares shall guarantee the Beneficiary to maintain its mandate, or its work contract as the case may be, with the Company.

5.	EXERCISE CONDITIONS

The Stock Options to subscribe to Ordinary Shares may be exercised according to the conditions set forth below.

5.1	Vesting conditions

5.1.1	General Terms

The Stock Options granted to the Beneficiary are exercisable as follows:

•	[To be specified in individual award agreements]

provided, that, upon the expiration of each of the above-mentioned vesting periods, the following conditions are satisfied on a cumulative basis (the “Conditions”):

•	the Presence Condition is satisfied; and

•	the Beneficiary has signed a Contractual Undertaking with the Company.

English translation for information purposes only

If the Presence Condition ceases to be fulfilled at the end of each of the above-mentioned vesting periods, the Beneficiary shall lose his rights to exercise the Stock Options which have not definitively vested subject to the provisions of the Plan below. The Stock Options that have not been definitively vested will then lapse, without consideration or compensation.

As an exception to the foregoing, and subject to compliance with the Conditions, in the event of a Sale of the Company, all the Stock Options shall become fully exercisable in advance, immediately, before the completion of the Sale of the Company, subject to the respect by the Beneficiary of the Conditions on such date, in such a way that the Beneficiary would be able to transfer the Ordinary Shares resulting from the exercise of the Stock Options in the Sale of the Company.

As an exception to the foregoing, and subject to compliance with the Conditions, in the event of an Initial Public Offering of the Company, the Board of Directors, in its sole discretion and at any time, may decide, by a Board Majority (as defined in the shareholders’ agreement entered into between the Company’s shareholders dated 31 March 2020, as amended on November 10, 2020) that the vesting of the Stock Options shall be accelerated and they shall become fully exercisable on the date of the Initial Public Offering.

5.1.2	Early exercise of the Stock Options during the Exercise Period

The vested Stock Options that have become exercisable and that are not exercised before the earlier of (i) the end of a three (3) months period after the Condition of Presence ceases to be met, (ii) the occurrence of the Sale of the Company and (iii) the end of the Exercise Period, shall automatically lapse and become null and void, and the Beneficiary shall no longer be entitled to any rights attached to the Stock Options.

5.2	Form of exercise

Without prejudice to the foregoing, the Stock Options may be exercised in one or several times during the Exercise Period.

To exercise all or part of the Stock Options, the Beneficiary shall send to the registered office of the Company a notice of exercise, along with the related subscription form to the Ordinary Shares in accordance with the form contained in Schedule A.

When exercising Stock Options, the Beneficiary shall fully pay the Exercise Price pertaining to the exercised Stock Options, in cash (by check or bank transfer to the Company) or by offset with certain, liquid and immediately payable receivables of the Beneficiary on the Company. As from the reception of the documents and provided that the Exercise Price is paid, the Company will decide the corresponding share capital increase and will update the Company’s books.

5.3	Adjustment of the Rights to the Beneficiary

As provided by article L.225-181 of the French Commercial Code, in the event of a redemption or reduction of share capital, a change in the allocation of profits, a grant of free shares, an increase in share capital by incorporation of reserves, profits or share premium, a distribution of reserves, or any issuance of equity instruments that includes subscription rights reserved for the shareholders, the exercise price and the number of shares to which a Stock Option gives right will be adjusted in order to take into account such issuance or other capital transaction in accordance with the provision of article L.228-99 of the French Commercial Code.

If such a situation is covered by existing law or regulation, such law or regulation shall be applied. If such a situation is not covered by existing law or regulation, the general shareholders’ meeting or the Board of Directors , when deciding to proceed with such securities issuance or other modification of the share capital, may adopt any adjustment measures necessary to protect the rights of the holders of the Stock Options, using by analogy the rules and regulations which would govern similar cases.

The Beneficiary will be informed of the practical terms of such an adjustment and of its consequences on his award of Stock Options.

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6.	TRANSFER OF SHARES

The transfer of Ordinary Shares resulting from the exercise of the Stock Options is possible as of their subscription, subject to the terms of the Contractual Undertaking.

7.	SUBSTITUTION IN THE EVENT OF A MERGER

In accordance with L. 228-101 of the French Commercial Code, if the Company is absorbed by another company or merges with one or several other companies resulting in the creation of a new entity, or in a case of a demerger (scission), the Beneficiary will be entitled to exercise his Stock Options in the company or companies receiving the capital contributions.

8.	CHARACTERISTICS OF THE SHARES AND SHARES RIGHTS

The Ordinary Shares subscribed by the Beneficiary upon exercise of the Stock Options shall have, as from their issuance, the same rights as those attached to the existing Ordinary Shares and with respect to the right to dividends, as from the first day of the fiscal year of the exercise of such Stock Options.

The property of the new Ordinary Shares to be issued shall result from their registration in the Company’s books under the Beneficiary’s name.

9.	CHANGES TO THE PLAN

No amendment may be made to this Plan that would be detrimental to the Beneficiary without the agreement of the Beneficiary, unless such amendment results from a newly enacted legislative or regulatory provision or any other provision that is enforceable or binding on the Company, including those that would entail additional tax and/or social costs for the Beneficiary and/or the Company or such amendment is approved by the Beneficiary.

10.	TAX AND SOCIAL REGIME

The Beneficiary is responsible for making declarations and payments to be made or owed by him under applicable law and particularly his tax liabilities. Applicable social security law and tax vary depending on the country of residence of the Beneficiary. Prior to the delivery of any Ordinary Share pursuant to the exercise of a Stock Option, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, foreign or other taxes (including the U.S. Participant’s Federal Insurance Contributions Act obligations) required to be withheld with respect to such Stock Option.

The Beneficiary is responsible for inquiring about the social and tax treatment applicable to him in his country of residence due to the grant or exercise of the Stock Options allocated or the issuance or transfer of the resulting Ordinary Shares.

In the event that, as a result of the grant or exercise of the Stock Options or the issuance or transfer of the resulting Ordinary Shares and, as the case may be, as provided by applicable law, the Company (or any Group company, as the case may be) would have to pay taxes, social security contributions or any other tax or governmental contribution on behalf of the Beneficiary, the Company (or the relevant Group company, as the case may be) reserves the right to deduct such taxes, social security contributions or any other tax or governmental contribution from the compensation due to the Beneficiary.

No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Stock Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Option or a possible period in which the Stock Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of Stock Options to the U.S. Participant.

English translation for information purposes only

Section 409A of the U.S. Internal Revenue Code (the “Code”). Unless otherwise expressly provided for in a Grant Notice and the Plan, the terms applicable to Stock Options granted under the Plan will be interpreted to the greatest extent possible in a manner that makes the Stock Options exempt from Section 409A of the Code, and, to the extent not so exempt, that brings the Stock Options into compliance with Section 409A of the Code. Notwithstanding anything to the contrary in the Plan (and unless the Grant Notice and Plan or other written contract with the U.S. Participant specifically provides otherwise), if the Ordinary Shares are publicly traded, and if a U.S. Participant holding a Stock Option that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” under Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such U.S. Participant’s “separation from service” or, if earlier, the date of the U.S. Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule. The Company shall have no liability to a U.S. Participant or any other party if a Stock Option that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company’s the Board of Directors .

11.	APPLICABLE LAW—JURISDICTION

This Plan is subject to French law. In the event of a dispute or litigation relating to its interpretation, validity or execution, the parties shall endeavor to find an amicable solution; failing this, the dispute shall be brought before the competent French courts.

English translation for information purposes only

Schedule A

Share subscription form

Bulletin de souscription / Subscription form

Je soussigné, ________________, de nationalité _______________ et résidant à _______________,

I the undersigned ________________, a _______________ citizen residing at _________________,

Titulaire de      options de souscription ou d’achat d’actions (les « Stock Options », tel que ce terme est défini dans le plan de Stock Options) de Dynacure, société anonyme, dont le siège social est situé Bioparc III, 850 boulvard Sébastien Brant – 67400 Illkirch Graffenstaden, France, et immatriculée au Registre du Commerce et des Sociétés de Strasbourg sous le numéro 817 666 217 (la « Société »),

Holding      stock options (the “Stock Options”, as this term is defined in the Stock Option Plan) of Dynacure, a public limited company (French société anonyme), whose registered office is located at Bioparc III, 850 boulevard Sébastien Brant—67400 Illkirch Graffenstaden, registered in the Trade and Companies Register under number 817 666 217 R.C.S. Strasbourg (the “Company”),

Après avoir pris connaissance des statuts de la Société et des conditions et modalités d’émission et d’exercice applicables aux Stock Options,

Considering the by-laws of the Company and the terms and conditions of issuance and exercise applicable to the Stock Options,

Déclare par le présent bulletin exercer ______ Stock Options et souscrire ainsi à ______actions ordinaires nouvelles de la Société,

Hereby declare to exercise      Stock Options and subscribe to new ordinary shares of the Company,

Déclare libérer la totalité du montant de ma souscription, soit la somme de ____________ euros, en numéraire sur le compte bancaire de la Société auprès de la banque ____________________ dont l’adresse est _________________________ / par voie de compensation avec une créance de ______________ euros que je détiens sur la Société,

Hereby pay the full amount of my subscription, amounting to     Euros, in cash on the Company’s account with the bank _______________________ whose address is _____________________________ / by offset with certain, liquid and immediately payable receivable that I own against the Company,

Reconnais qu’un exemplaire sur papier libre du présent bulletin de souscription m’a été remis.

Declare to keep one original copy of the subscription form.

Fait à ___________________, le                            , en deux (2) exemplaires

Executed ________________, on                           , in two (2) original copies

[2]	Signature précédée de la mention manuscrite (signature to be preceded by the handwritten mention): « Bon pour souscription à actions ordinaires nouvelles de la Société ».